                                                                     EXHIBIT 1.2


                                PRICING AGREEMENT

                                                                    May 21, 2003

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

Ladies and Gentlemen:

         Newfield Exploration Company, a Delaware corporation (the "Company"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated May 21, 2003 (the "Underwriting Agreement"), to issue and sell to you (the "Underwriter") the 3,500,000 Shares specified in
Schedule I hereto (the "Designated Shares"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Pricing Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as first amended or supplemented relating to the Designated Shares which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

         An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Shares, in the form heretofore delivered to you is now proposed to be filed with the Commission.

         Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to the Underwriter, and the Underwriter agrees to purchase from the Company, at the time and place and at the purchase price to the Underwriter set forth in Schedule I hereto, the Shares.

         If the foregoing is in accordance with your understanding, please sign and return to us four counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between the Underwriter and the Company.

                                             Very truly yours,

                                             Newfield Exploration Company

                                             By: /s/ Terry W. Rathert
                                                --------------------------------
                                                Name: Terry W. Rathert
                                                Title: Vice President

Accepted as of the date hereof:

Morgan Stanley & Co. Incorporated


By: /s/ David P. Sun
   ---------------------------------------
Name: David P. Sun
Title: Executive Director

                                   SCHEDULE I


NUMBER OF DESIGNATED SHARES:

3,500,000 shares of common stock, par value $.01 per share ("Common Stock"). Each Share includes one Right to Purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement dated as of February 12, 1999 between the Company and ChaseMellon Shareholder Services, L.L.C.

OFFERING TERMS:

The Designated Shares may be offered by the Underwriter from time to time for sale in one or more transactions in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at negotiated prices, subject to prior sale, when, as and if delivered to and accepted by the Underwriter.

PURCHASE PRICE BY UNDERWRITER:

$37.54 per Share

FORM OF DESIGNATED SHARES:

Definitive form, to be made available for checking and packaging at least twenty-four hours prior to the Time of Delivery at the office of The Depository Trust Company or its designated custodian.

SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

Federal (same-day) funds

BLACKOUT PROVISIONS:

The Company's directors and officers will agree that (and delivery of written agreements to such effect shall be a condition to the obligations of the Underwriter) for a period of 60 days from the date of the Prospectus Supplement, such holders will not, without the prior written consent of Morgan Stanley & Co. Incorporated offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, pledge or otherwise dispose of or transfer any shares of Common Stock, and the Company will not, for a period of 60 days from the date of the Prospectus Supplement, without the prior written consent of Morgan Stanley & Co. Incorporated, directly or indirectly, offer, sell, contract to sell, grant any option, right or warrant for the sale of, pledge or otherwise dispose of or transfer any shares of Common Stock or any securities that are convertible into or exercisable or exchangeable for Common Stock, in each case except for (i) the sale of the Designated Shares to the Underwriter, (ii) the sale by certain directors and executive officers of the Company of an aggregate of up to 100,000 shares of Common Stock, (iii) transactions by any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the sale of the Designated Shares to the Underwriter, (iv) grants of options or shares of Common Stock pursuant to existing stock plans, (v) issuances pursuant to the exercise of warrants, stock options and convertible securities outstanding on the date hereof and (vi) agreements to issue, or issuances of, securities of the Company in connection with bona fide acquisitions wherein the holders are effectively subject to such restrictions with respect to the securities acquired or to be acquired in such acquisitions.

TIME OF DELIVERY:

10:00 a.m. (New York City time), on May 27, 2003

CLOSING LOCATION:

Offices of Baker Botts L.L.P., Houston, Texas